UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 28, 2023

Ontrak, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-31932	88-0464853
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 S. E. 2nd Avenue, Suite 2000, Miami, FL 33131
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code   (310) 444-4300

(Former name or former address, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	OTRK	The NASDAQ Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01 Other Events.

As of the date of this report and as a result of transactions completed on November 14, 2023 described below, Ontrak, Inc. (the “Company,” “we,” “us” or “our”) believes it has regained compliance with Nasdaq Listing Rule 5550(b) related to minimum stockholders’ equity.

As previously reported, on August 15, 2023, we received a letter from Nasdaq informing us that we did not meet the $2.5 million in stockholders’ equity requirement for continued listing as of June 30, 2023, which is the minimum amount required under Nasdaq Listing Rule 5550(b)(1) for continued listing on The Nasdaq Capital Market, and because we did not satisfy the alternative continued listing standards. That letter had no immediate impact on the listing of our common stock on The Nasdaq Capital Market.

Also as previously reported, on November 14, 2023, approximately $16.3 million of amounts owed under then-outstanding senior secured convertible notes (“Keep Well Notes”) we previously issued to Acuitas Capital LLC (“Acuitas Capital” and together with its affiliates, “Acuitas”) under the Master Note Purchase Agreement, dated as of April 15, 2022, by and among us, certain of our subsidiaries, Acuitas Capital and U.S. Bank Trust Company, National Association (as amended to date, the “Keep Well Agreement”) was converted into 18,054,791 shares of our common stock (the “Notes Conversion”). On that same day, and following the Notes Conversion, we closed our previously announced $6.3 million public offering and a $11.0 million concurrent private placement. We received net proceeds of $5.5 million from the public offering and the consideration for the securities we issued in the private placement consisted of (a) the $6.0 million previously delivered to us in June 2023 and September 2023 by Acuitas in accordance with the Keep Well Agreement (which was reclassified from restricted cash to unrestricted cash), and (b) a reduction of the aggregate amounts outstanding under the Keep Well Notes (after giving effect to the Notes Conversion) to $2.0 million.

Nasdaq will continue to monitor our ongoing compliance with the stockholders’ equity requirement in Nasdaq Listing Rule 5550(b)(1) and, if at the time of our next periodic report we do not evidence compliance, we may be subject to delisting.

As previously reported in our Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on October 16, 2023 (the “October 16 Form 8-K”), we received a letter from Nasdaq on October 13, 2023 (the “Minimum Bid Price Notice”) indicating that we no longer meet the minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Rule”) because the closing bid price for our common stock was less than $1.00 for the previous 30 consecutive business days. Our current non-compliance with the Minimum Bid Price Rule is not affected by our compliance with the stockholders’ equity requirement in Nasdaq Listing Rule 5550(b)(1). For further information regarding the Minimum Bid Price Notice, see the October 16 Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ontrak, Inc.

Date: November 28, 2023	By:	/s/ James J. Park
James J. Park
Chief Financial Officer

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